Exhibit 99.1

PALM HARBOR HOMES, INC. REPORTS

THIRD QUARTER FISCAL 2008 RESULTS

DALLAS, Texas (January 22, 2008) – Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the third quarter and nine months of fiscal 2008 ended December 28, 2007.

Net sales for the third quarter totaled $140.6 million compared with $151.4 million in the year-earlier period. Net loss for the third quarter totaled $9.3 million, or ($0.41) per diluted share, compared with net loss of $2.6 million, or ($0.11) per diluted share, a year ago.

Net sales for the nine months ended December 28, 2007, were $428.6 million compared with $525.3 million in the year-earlier period. Net loss for the year-to-date period in fiscal 2008 totaled $111.6 million, or ($4.88) per diluted share, compared with net loss of $4.3 million, or ($0.19) per diluted share, in the prior-year period. These results include non-recurring, non-cash charges of $95.7 million, or $4.19 per share, taken in the second quarter of fiscal 2008 related to the impairment of all of the Company’s previously recorded goodwill and the establishment of a valuation allowance against all of the Company’s net deferred tax assets. Excluding these non-recurring, non-cash charges, net loss for the nine months ended December 28, 2007, was ($0.69) per share.

Commenting on the results, Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “Palm Harbor’s results for the third quarter of fiscal 2008 reflect the significant issues and challenges facing the overall housing market. National HUD-code shipments are down 19 percent through November. The key states of Florida, Arizona and California are down 43 percent and comprise 48 percent of the total national decline in shipments. Texas, Florida, Arizona and California are the top four destination states for Palm Harbor’s HUD-code shipments. However, despite the weakness in three of the four largest markets for our HUD-code products, our same store unit sales increased 20 percent for the quarter driven primarily by increased Texas retail deliveries.

“National modular shipments are off 18 percent through September,” added Keener. Modular sales accounted for 36 percent of the Company revenues in the quarter. While average selling prices were higher in the third quarter, unit sales were down due to weaker housing demand trends. The severe downturn of the overall housing market created by a return to more prudent lending practices has produced excess site-built inventory directly competitive with modular housing.”

“We continue to focus on effectively managing our business in tandem with market conditions,” Keener added. “During the fourth quarter of fiscal 2008, we will take the necessary steps to reduce our manufacturing capacity and distribution channels to effectively align with current and expected regional demand. As a result, we expect to incur approximately $8.0 to $10.0 million in restructuring charges in the fourth quarter of fiscal 2008.

“Going forward, we intend to execute in three key areas. First, we must continue to drive revenues in this market environment through an expanded product offering, including the less expensive manufactured and modular products introduced during the first quarter of fiscal 2008, enhanced marketing and advertising efforts, and expanded distribution channels. Along with this, we will continue to identify ways to reduce our fixed costs and improve our operating efficiencies. Finally, we are focused on cash generation and conservation throughout our operations. While we do not see any near-term signs of recovery for the factory-built housing industry, we believe these actions will more effectively position Palm Harbor to be profitable in this environment. Additionally, our unique structure as the only publicly traded vertically-integrated company in our industry provides us with the ability to operate a very profitable finance and insurance business.”

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “The restructuring actions we will take in the fourth quarter of fiscal 2008 are expected to result in annual savings of approximately $20 million. We are committed to taking the necessary steps to return Palm Harbor to profitability.”

A conference call regarding this release is scheduled for tomorrow, January 23, 2008, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except earnings per share)

For the third quarter and nine months ended December 28, 2007 and December 29, 2006

	Third Quarter Ended		Nine Months Ended
	Dec. 28, 2007	Dec. 29, 2006	Dec. 28, 2007	Dec. 29, 2006
	(Unaudited)		(Unaudited)
Net sales	$140,626	$151,402	$428,559	$525,341
Cost of sales	108,524	115,568	325,568	397,394
Selling, general and administrative expenses	37,552	36,577	112,106	122,857
Goodwill impairment	0	0	78,506	0

Income (loss) from operations	(5,450)	(743)	(87,621)	5,090

Interest expense	(4,814)	(4,174)	(13,986)	(11,298)
Equity in loss of limited partnership and impairment charges	0	0	0	(4,709)
Interest income and other	1,013	1,249	3,509	3,545

Loss before income taxes	(9,251)	(3,668)	(98,098)	(7,372)
Income tax benefit (expense)	0	1,052	(13,501)	3,033

Net loss	$(9,251)	$(2,616)	$(111,599)	$(4,339)

Net loss per common share – basic and diluted	$(0.41)	$(0.11)	$(4.88)	$(0.19)

Weighted average common shares outstanding – basic and diluted	22,852	22,852	22,852	22,852

Condensed Balance Sheets

(Dollars in thousands)

December 28, 2007 and March 30, 2007

	Dec. 28, 2007	March 30, 2007
	(Unaudited)
Total Assets:
Cash and cash equivalents	$29,816	$44,292
Trade accounts receivables	32,676	33,978
Consumer loans receivable, net	263,770	228,289
Inventories	132,245	138,690
Property, plant and equipment, net	56,967	59,996
Other assets	59,392	169,877

Total assets	$574,866	$675,122

Total Liabilities and Shareholders’ Equity:
Accounts payable and accrued liabilities	$90,757	$99,939
Floor plan payable	48,296	43,603
Convertible debt	75,000	75,000
Warehouse revolving debt	50,642	12,045
Securitized financings	171,392	194,405
Shareholders’ equity	138,779	250,130

Total liabilities and shareholders’ equity	$574,866	$675,122

PALM HARBOR HOMES, INC.

Quick Facts

	Third Quarter Ended		Nine Months Ended
	Dec. 28, 2007	Dec. 29, 2006	Dec. 28, 2007	Dec. 29, 2006
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	108	111	107	116
Added	1	1	2	6
Closed	(3)	(1)	(3)	(11)

Ending	106	111	106	111

Factory-built homes sold through:
Company-owned superstores and builder locations	971	869	2,906	3,161
Independent dealers, builders & developers	389	620	1,338	2,308

Total factory-built homes sold	1,360	1,489	4,244	5,469

Factory-built homes sold as:
Single-section	170	91	506	327
Multi-section	790	922	2,465	3,684
Modular	400	476	1,273	1,458

Total factory-built homes sold	1,360	1,489	4,244	5,469

Average sales prices:
Manufactured housing – retail	$77,000	$78,000	$76,000	$78,000
Manufactured housing – wholesale	$63,000	$68,000	$63,000	$66,000
Modular housing – retail	$176,000	$171,000	$180,000	$165,000
Modular housing – wholesale	$81,000	$77,000	$80,000	$79,000

Homes produced	1,250	1,282	4,007	5,080
Internalization rate (manufactured and modular)	65%	57%	63%	57%

FINANCIAL SERVICES
Loan originations:
CPM	291	228	735	802
BSM	—	162	—	530

Insurance penetration:
Warranty	94%	93%	91%	92%
Physical damage	64%	62%	61%	61%